Exhibit 99.1

NEWS RELEASE

CONTACT:	Shawn Brumbaugh Padilla Speer Beardsley Inc. 612-455-1754

Arctic Cat Hires Claude Jordan as President and COO

Jordan previously president of business units for The Home Depot and GE

MINNEAPOLIS, August 25, 2008 — Arctic Cat Inc. (Nasdaq: ACAT) today announced that the company has named Claude J. Jordan, 52, as president and chief operating officer, effective immediately. Jordan reports to Christopher Twomey, Arctic Cat’s chairman and chief executive officer.

“Claude has a proven track record of success in executive leadership positions,” said Twomey. “His extensive background in growing global businesses, organically and through mergers and acquisitions, will be strong assets to Arctic Cat and our shareholders. We are pleased to welcome him aboard.”

Jordan brings more than 20 years of experience in senior executive positions, most recently with The Home Depot and General Electric.

                Commented Jordan, “I am excited to be joining the Arctic Cat leadership team. This is a great opportunity to work with a business that has a long history of success, a strong brand, highly innovative products and an outstanding organization. I look forward to working with the Arctic Cat team to build on the company’s strengths and achieve continued success.”

                Most recently, Jordan was employed as vice president of The Home Depot and president of its THD At-Home Services business from 2003 until 2008. During this period, THD At-Home Services’ sales grew more than 300 percent, making it one of the world’s largest home services businesses with a focus on home improvement projects.

Before that, Jordan was with General Electric Company from 1998 to 2003. During his last four years with General Electric, he served as president and CEO of GE Water Technologies, a worldwide water treatment manufacturing, sales and services business, based outside of Toronto, Canada. During his tenure, Jordan developed and executed a successful growth strategy that enabled sales and profit to increase substantially, while laying the foundation for GE’s water business. Before heading GE Water Technologies, Jordan spent a year in business development with GE Power Systems, managing mergers and acquisitions for new initiatives.

Arctic Cat Names Claude Jordan President and COO — 2

                From 1993 until 1997, Jordan held a variety of roles with NYSE-traded Memtec Limited, a global material sciences-based purification and separation business, headquartered in Windsor, Australia. There, he was vice president of corporate development with responsibility for worldwide mergers, acquisitions and divestitures. Jordan also served as president of Memtec’s Memcor Americas division, where he oversaw the turnaround of this technology-driven capital equipment business. During his tenure, sales grew 200 percent, and the 13-year-old division generated its first-ever operating profit.

In addition, Jordan spent time with the consulting firms of Strategic Insight Inc. and Arthur D. Little, Inc., and served as an officer in the United States Navy.

Jordan earned a bachelor’s degree from the U.S. Naval Academy in Annapolis, MD, a master’s degree from Catholic University in Washington, and an M.B.A. degree from The Wharton School at the University of Pennsylvania. He will relocate shortly to Minnesota, with his wife and two children, from his current home in Georgia.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

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